Exhibit 10.14

CONFIDENTIAL

Scorpio Bulkers Inc. (the “Company”)

Ajeltake Road

Ajeltake Island, Majuro

Marshall Islands

Attn.: Mr Hugh Baker

London, 5 December 2013

Dear Sirs,

Up to $330,000,000 term loan facility to be made available to the Company for the post-delivery financing of up to 22 Ultramax and Kamsarmax bulk carriers to be built at Nantong COSCO KHI Ship Engineering Co., Ltd (“NACKS”), Dalian COSCO Kill Ship Engineering Co., Ltd (“DACKS”), Chengxi Shipyard Co., Ltd (“Chengxi”) and Hudong-Zhonghua Shipyard (Group) Co., Ltd (“Hudong”), the People’s Republic of China (the “Facility”)

Crédit Agricole Corporate and Investment Bank (“CA-CIB”) and Deutsche Bank AG London (“DB”) or any nominated affiliates thereof, are pleased to provide you with this letter (the “Mandate Letter”) that outlines our agreement (subject to your acceptance as hereinafter provided) to act as Lead Arrangers and Bookrunners for the Facility substantially in accordance with and subject to the terms and conditions set forth herein and in the term sheet (the “Term Sheet”) annexed hereto and upon which CA-CIB and DB will work with you to arrange the Facility. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Term Sheet.

1.	Commitment and Appointment

Upon your acceptance of this commitment and subject to the terms and conditions in the Mandate Letter and the Term Sheet, CA-CIB and DB are prepared to underwrite, syndicate, close and fund the Facility. CA-CIB and DB shall attempt to achieve a successful syndication of the Facility including with China-EXIM Bank and to finalise the finance documents.

The definitive commitment by CA-CIB and DB to provide the services described herein is also subject to our satisfaction that since the date hereof and through the date of execution of the Facility Documents, (i) no material adverse change in or material disruption of conditions in the financial, banking or capital markets; or (ii) no material adverse change in the financial condition of the Company and its affiliates or in the industry in which the Company operates, which we, in our reasonable discretion, deem material in connection with the syndication of the Facility shall have occurred and be continuing.

2.	Amount

CA-CIB and DB intend to extend a maximum aggregate commitment of $330,000,000 (the “Total Facility Amount”) divided into:

(i) a maximum commitment of $220,000,000 by CA-CIB (“CA-CIB Commitment”); and

(ii) a maximum commitment of $110,000,000 by DB (“DB Commitment”).

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3.	Syndication

It is agreed that CA-CIB and DB, in consultation with the Company, will manage and control all aspects of the syndication of the Facility as the sole Bookrunners. As such CA-CIB and DB shall, in consultation with the Company, select and assemble a club of financial institutions (including China-EXIM Bank) to commit to the Facility, decide on any titles and fees offered to proposed Lenders and the final allocations of the commitments to the Facility in consultation with the Company.

For the purpose of Clause 6, a “Successful Syndication” is defined as the aggregate commitment by the Bookrunners of $125,000,000 to the Facility.

For the purpose of the sell-down protocol, the desired final commitment by CA-CIB in the Facility is $75,000,000 (the “CA-CIB Desired Final Commitment”) and the desired final commitment by DB in the Facility is $50,000,000 (the “DB Desired Final Commitment”) however such desired final commitments may be reduced to accommodate the syndication process and as may be instructed by the Company.

The initial amounts to be transferred for each of CA-CIB and DB (the “Initial Amounts to be Transferred”) are defined respectively as (i) CA-CIB Commitment less the CA-CIB Desired Final Commitment and (ii) DB Commitment less the DB Desired Final Commitment.

During the Syndication Period, the commitments and/or participations of the Bookrunners in the Facility will be transferred to financial institutions becoming Lenders (i) on a pro rata basis of the Initial Amounts to be Transferred by each Bookrunner until each Bookrunner is reduced to its Desired Final Commitment, then (ii) from CA-CIB’s commitment only until CA-CIB’s commitment is reduced to $50,000,000, then (iii) on a 50/50 basis unless the Bookrunners agree otherwise.

The Company undertakes to provide any information reasonably requested by the Bookrunners or potential Lenders in connection with the syndication, to make available senior management and representatives upon the reasonable request of the Bookrunners and potential Lenders and to use its best efforts to ensure that the syndication process benefits from the Company’s existing lending relationships.

4.	Fee

An upfront fee (the “Upfront Fee”) of 115 basis points calculated on the Total Facility Amount and an underwriting fee (the “Underwriting Fee”) of 35 basis points calculated on the Total Facility Amount will be payable on the signing date of the Facility, to the Bookrunners pro rata their commitment in the Total Facility Amount.

The Bookrunners will distribute the Upfront Fee to the Lenders upon their accession to the Facility in their sole discretion.

5.	Cost and Expenses

Recognizing that in connection with the transaction contemplated herein, the Bookrunners will incur costs and expenses (including, without limitation, reasonable fees and disbursements of outside counsel and technical/insurance advisers), the Company hereby agrees to pay, or reimburse the Bookrunners for, all such reasonable costs and expenses incurred by the Bookrunners (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated.

It is agreed that the Bookrunners, in consultation with the Company, will instruct a consultant or a broker such as Drewry Shipping Consultants Limited, Clarksons Shipping Services or SSY Consultancy & Research Ltd to prepare a market analysis for Ultramax bulk carriers for distribution to persons invited to become Lenders and that such market analysis will be paid by the Company.

All fees and expenses payable under this Mandate Letter shall be non-refundable under any and all circumstances, except as otherwise expressly provided herein, shall be fully earned when paid, and shall be in addition to any other fee, cost or expense payable in connection with the Facility or other transaction to be entered into by the Company and/or any of its affiliates detailed in a separate commitment letter or fee letter or otherwise.

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6.	Changes in Terms, Market Flex

To the extent that the financing needs of the Company vary from those outlined above and in the Term Sheet, the Bookrunners are prepared to negotiate with you to arrive at financing terms and conditions mutually satisfactory to the Company and the Bookrunners.

During the period from the date of this Mandate Letter to the date, following close of syndication, on which all Lenders become party to the Facility Documents (the “Syndication Period”), if CA-CIB or DB, in consultation with the Company, determine, acting reasonably, and by reference to feedback received from institutions approached by the Bookrunners as potential Lenders, that it is necessary to enhance the prospects of Successful Syndication CA-CIB or DB may, subject to below, elect to on one or more occasions in each case:

(i)	increase the margin of the Facility to enable the Bookrunners to transfer commitments and/or participations in the Facility to persons who will become Lenders provided that the increase in margin from 2.925% p.a. (as mentioned in the Term Sheet) will be limited to 3.25% p.a.;

(ii)	only in case China-EXIM Bank declines joining the Facility for more than 49.5% of the Total Facility Amount, increase the margin of the Facility to enable the Bookrunners to transfer commitments and/or participations in the Facility to persons who will become Lenders provided that the increase in margin from 2.925% p.a. will be limited to 3.50% p.a.

The application of above paragraphs (i) and (ii) shall come in force after (a) the Company has exercised their option to reduce the Total Facility Amount and/or reduce the tenor of the Facility to five years and (b) the Bookrunners have paid away the maximum amount of the Upfront Fee over $205,000,000 and 25 bps of the Underwriting Fee over the Total Facility Amount to transfer commitments and/or participations in the Facility to persons invited to become Lenders.

The Company agrees to, and shall ensure that each other Obligor shall, act promptly to amend any relevant document (including, as the case may be, the Facility Documents) to reflect such changes.

7.	Clear market

Except with the prior written consent of the Bookrunners or as otherwise expressly provided herein, during the Syndication Period, the Company must not announce, enter into discussions to raise, raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan or bank debt. This includes any bilateral or syndicated facility but does not apply to the Facility.

8.	Conditions

Subject to the terms and conditions set forth in this Mandate Letter and the Term Sheet, this Mandate Letter creates a firm commitment by the Bookrunners to lend the Facility to the Company and is delivered to you upon the condition that neither the existence of this Mandate Letter, the Term Sheet nor any of the contents hereof or thereof may be (i) used for any purpose other than your evaluation of the transactions contemplated herein or (ii) furnished by you to any other person or entity other than (a) such of your employees and affiliates, officers and directors and legal, accounting and other advisors who have a need to know such information, and who are informed by you of the confidential nature of the information and are subject to appropriate confidentiality restrictions, and (b) as may be required by applicable law or regulations or by an order of a court or governmental agency of competent jurisdiction, provided that you give us prior notice before sharing any such information pursuant to such applicable law or regulations. Notwithstanding the foregoing, the Company may disclose the commitment contained herein in connection with the initial public offering of the Company’s shares.

9.	Legal Advice and Non Reliance

CA-CIB and DB will not have any liability in respect of any services or advice provided to the Company by persons other than itself. However, CA-CIB and DB will be entitled to rely upon any advice given or information disclosed by the Company’s advisers without having any responsibility to verify the advice or information. CA-CIB and DB may, in connection with the transaction, retain its own professional advisers.

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The Company represents to CA-CIB and DB and acknowledges and agrees that:

(a)	it is acting at arm’s length and for its own account in relation to this letter and the proposed transaction;

(b)	it has made its own independent decision to enter into this letter and the proposed transaction;

(c)	it will take independent professional advice in order to assess whether the proposed transaction is appropriate for it given its circumstances and objectives;

(d)	it is capable of assessing the merits of and understanding (on its own behalf or as a result of having taken independent professional advice), and understands and accepts the terms and conditions and risks of this letter and the proposed transaction. It is also capable of assuming, and assumes, the risks of this letter and the proposed transaction;

(e)	it is not relying on any communication (written or oral) of CA-CIB and DB, or any CA-CIB and DB Entity’s directors, officers, employees and agents:

(i)	as investment or legal advice;

(ii)	as a representation made in connection with the transaction;

(iii)	as a recommendation to enter into this letter or the proposed transaction; or

(iv)	in respect of the accounting, regulatory capital or tax treatment to be applied to the proposed transaction;

(f)	no communication (written or oral) received from CA-CIB and DB, or any CA-CIB and DB Entity’s directors, officers, employees and agents shall constitute a representation, assurance or guarantee as to the expected results of the transaction;

(g)	CA-CIB and DB have been engaged as an independent contractor to provide the Services and, in rendering such services, CA-CIB and DB will be acting pursuant to a contractual relationship on an arm’s length basis with respect to the transaction (including in connection with determining the terms of the transaction) and CA-CIB and DB is not, and each CA-CIB and DB Entity’s directors, officers, employees and agents are not, acting as a financial advisor or a fiduciary to the Company or any other person and any previous or existing relationship between CA-CIB and DB and the Company will not be deemed to create any fiduciary relationship between the parties in respect of the proposed transaction and the Services;

(h)	the Services do not constitute “investment advice” or “portfolio management” as defined in Paragraph 1(4) and Paragraph 1(9), respectively, of Article 4 of the Markets in Financial Instruments Directive (2004/39/EEC); and

(i)	CA-CIB and DB are not, and each CA-CIB and DB Entity’s directors, officers, employees and agents are not, advising the Company or any other person as to any legal, tax, investment, financial, accounting, regulatory or other matters in any jurisdiction and that this letter does not constitute advice or a recommendation of any sort to the Company.

The Company confirms that it intends CA-CIB and DB to rely on the representations, acknowledgements and agreements set out above and elsewhere in this letter and that it understands that CA-CIB and will be acting in reliance on those representations, acknowledgements and agreements.

10.	Conflict of Interests

The Company acknowledges the Bookrunners and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which the Company may have conflicting interests. The Company acknowledges that the Bookrunners have no obligation to use in connection with the transactions contemplated by this Mandate Letter, or to furnish the Company, confidential information obtained from other companies. Likewise the Bookrunners and their affiliates undertake not to use confidential information obtained from the Company in connection with the transactions contemplated by this

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Mandate Letter for purposes other than those necessary under this Mandate Letter, the Fee Letter and the Term Sheet.

11.	Indemnity

By execution below, the Company hereby agrees to indemnify and hold harmless the Bookrunners and their affiliates’ officers, directors, employees, and agents (each of the foregoing indemnified parties being an “Indemnified Party”), from and against any and all claims, liabilities, losses, and out-of-pocket costs, and expenses (including, but solely in the case of claims arising in connection with actual or threatened legal proceedings, all reasonable outside counsel fees) and damages against an Indemnified Party relating to or arising out of the transactions contemplated hereby; provided, however, that you shall have no indemnification obligation if such loss, claim, damage, liability or expense resulted solely from the gross negligence or wilful misconduct of such Indemnified Party as determined in a final, non-appealable judgment by a court of competent jurisdiction. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not the investigation, litigation or proceeding is brought by the Company, its shareholders or its creditors, and the Company shall have the right to participate in and/or control the defense against any such claim or threat and whether or not the Facility are consummated; provided that the Indemnified Party shall at all times be entitled to representation by independent counsel at the expense of the Company. The Company agrees that no Indemnified Party shall have any liability to the Company or any of its subsidiaries or affiliates or to its or any of its subsidiaries’ or affiliates’ respective security holders or creditors for any indirect or consequential damages arising out of, related to or in connection with this Mandate Letter, the Term Sheet or the Facility.

The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or otherwise) to the Company or the other member of the Group for or in connection with the transactions referred to above, except for direct (as opposed to indirect or consequential) damages or losses to the extent such liability is found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

12.	Termination

CA-CIB and DB are entitled to terminate this letter with immediate effect at any time by written notice to the Company if the Company has breached any of its payment obligations contained in this letter. CA-CIB and DB are entitled to terminate this letter with immediate effect at any time by written notice to the Company if the Company has breached any of its other obligations or undertakings contained in this letter and such breach has not been rectified within thirty days of written notification of such breach by CA-CIB and DB to the Company.

The Company is entitled to terminate this letter with immediate effect at any time by written notice to CA-CIB and DB if CA-CIB and DB have breached any of its obligations or undertakings contained in this letter and such breach has not been rectified within thirty days of written notification of such breach by the Company to CA-CIB and DB.

Termination under this paragraph will be without prejudice to any legal rights or obligations that may already have arisen. The provisions of paragraphs 5, 9, 10, 11, this paragraph 12 and paragraphs 13, 14 will continue to apply notwithstanding any termination of this letter.

13.	Obligations of CA-CIB and DB several

The obligations of CA-CIB and DB (in this paragraph each a “Bank”) under this Mandate Letter are several; and a failure of a Bookrunner to perform its obligations under this Mandate Letter shall not result in:

a)	the obligations of the other Bookrunner being increased; nor

b)	the Company, any other Member of the Group or the other Bookrunner being discharged (in whole or in part) from its obligations under this Mandate Letter,

and in no circumstances shall a Bookrunner have any responsibility for a failure of the other Bookrunner to perform its obligations under this Mandate Letter.

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14.	Governing Law and Jurisdiction

This Mandate Letter and any non-contractual obligations shall be governed by New York law without reference to its conflict of law principles.

Any legal action or proceeding with respect to this letter shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Mandate Letter, The Company hereby accept, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Mandate Letter shall limit CA-CIB’s and DB’s right to commence any proceeding in the federal or state courts of any other jurisdiction to the extent CA-CIB or DB determine that such action is necessary or appropriate to exercise its rights or remedies under this Mandate Letter. The Company hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that the Company may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

The Company hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consent to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Mandate Letter by any means permitted by applicable law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the Company’s address specified herein (which shall be effective upon mailing) The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing contained in this paragraph 14 shall affect CA-CIE’s or DB’s right to serve process in any other manner permitted by applicable law or commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

TO THE EXTENT PERMITTED BY LAW, THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS MANDATE LETTER AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR YOU ENTERING INTO THIS MANDATE LETTER.

Please evidence your acceptance of the terms of this letter by signing this letter and returning it to Crédit Agricole Corporate and Investment Bank and Deutsche Bank AG London.

Yours sincerely,

Crédit Agricole Corporate and Investment Bank

By:	/s/ Benoît Tridon	/s/ Yannick Le Gouriérès

Name:	Benoît Tridon	Yannick Le Gouriérès

Title:	Director	Director

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Deutsche Bank AG London

By:	/s/ Nick Roos

Name:	Nick Roos

Title:	Managing Director

ACCEPTED this 5th day of December

Scorpio Bulkers Inc.

By:	/s/ Hugh Baker

Name:	Hugh Baker

Title:	Chief Financial Officer

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SCORPIO BULKERS INC.

UP TO $330,000,000 CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

I. Parties to the Credit Facility

Borrower:	Scorpio Bulkers Inc., a company incorporated in the Republic of the Marshall Islands (the “Borrower”).

Guarantors:	Each company, directly or indirectly owning a Collateral Vessel as defined on Annex I as joint and several guarantors (each a “Guarantor” and together, the “Guarantors”) all being wholly owned subsidiaries of the Borrower.

Obligors:	The Borrower and each of the Guarantors (each an “Obligor” and together, the “Obligors”).

Group:	The Borrower and its subsidiaries (the “Group”).

Lead Arrangers:	Export-Import Bank of China (“China-EXIM”), Credit Agricole Corporate and Investment Bank (“CA-CIB”), and Deutsche Bank AG London (or any affiliate thereof) (“DB”) or any nominated affiliates thereof (the “Lead Arrangers”).

Bookrunners:	CA-CIB and Deutsche Bank (the “Bookrunners”).

Coordinating Bank:	CA-CIB (the “Coordinating Bank”).

Administrative Agent / Security Trustee:	CA-CIB (the “Administrative Agent” and the “Security Trustee”).

Account Bank:	CA-CIB (the “Account Bank”).

Lenders:	The Lead Arrangers together with a syndicate of financial institutions to be determined by the Bookrunners and the Borrower (the “Lenders”).

Required Lenders:	The Lenders having the aggregate outstanding principal amounts and available commitments in excess of 66-2/3% (the “Required Lenders”).

Lenders’ Legal Counsel:	Cozen O’Connor or any other law firm acceptable to the Borrower and the Lead Arrangers.

II. Description of Credit Facility

Credit Facility:	A post delivery credit facility in the amount of up to $330 million (the “Credit Facility”).

Finance Documents:	The Credit Facility, the Security Agreements (as defined below) and any other document designated as a finance document by the Administrative Agent and the Borrower (the “Finance Documents”).

Currency:	United States Dollars (“$”).

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Collateral Vessels:

Those vessels listed as vessel 1-22 (inclusive) on Annex I hereto (the “Collateral Vessels”), each of which is owned by the owner named as vessel owner in Annex I (each a “Vessel Owner”, and collectively, the “Vessel Owners”).

“Approved Flag” shall mean Marshall Islands, Liberian, Bahamas, Singapore, Hong Kong and Panamanian flag.

“Approved Classification Society” shall mean a classification society member of IACS (including, as the case may be, CCS as a co classification society which shall opine only post delivery) and acceptable by the Borrower and the Lead Arrangers.

Closing Date:	The date on which the loan documentation evidencing the Credit Facility is entered into (the “Closing Date”), however no later than March 31, 2014.

Initial Borrowing Date:	The date on which the first drawing of a Loan under the Credit Facility occur (the “Initial Borrowing Date”).

Use of Proceeds:

The loans made pursuant to the Credit Facility (each a “Loan”, collectively the “Loans”) and the proceeds thereof shall be utilized to finance, in part, the Collateral Vessels upon delivery from the shipyard.

As used herein “Transaction” shall mean the entering into the Credit Facility.

Availability:	Each Loan may be incurred pursuant to a single drawing upon the delivery of the respective Collateral Vessel that shall occur no earlier than one month before nor later than six months after the shipbuilding contract scheduled delivery date set forth opposite the relevant Collateral Vessel under the heading “Contract Delivery Date” in Annex 1 but in any case no later than December 31, 2016 (the “Commitment Termination Date”) provided that the drawdown amount of each Loan related to the acquisition of a Collateral Vessel shall not exceed the lesser of (i) 60% of the Fair Market Value of the Collateral Vessel on the drawdown date and (ii) the total applicable amount set forth opposite the Collateral Vessel under the heading “Loan Amount” in Annex I hereto.

Maturity:	The final maturity of the Credit Facility shall be on the 7th anniversary of the Closing Date (the “Maturity Date”).

Scheduled Repayments:

Each Loan shall be repaid on a consecutive quarterly basis in an amount equal to 1/48 of such Loan (equal to a 12-year loan profile) with the first scheduled repayment to occur on the 21st day of the last month of the fiscal quarter immediately following the fiscal quarter in which the borrowing for such a Loan occurred.

Any outstanding amount under the Credit Facility shall be paid in full on the Maturity Date.

Voluntary Prepayments:	The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part at any time and from time to time as long as (x) the Borrower gives the Administrative Agent at least 15 business days’ prior written notice of its intent to prepay such Loans (y) each prepayment shall be in an aggregate principal amount of at least $5 million and integral multiples of $1 million (or such lesser amount as is acceptable to the Administrative Agent)

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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and (z) the prepayment of Loans on any date other than the last day of the interest period applicable thereto will be subject to payment by the Borrower of customary breakage costs. Prepaid amounts may not be redrawn and will be applied pro rata.

Voluntary Cancellation:

The Borrower shall have the right to permanently reduce or terminate unutilized portions of the Credit Facility, without premium or penalty, in whole or in part at any time and from time to time as long as the Borrower gives the Administrative Agent at least 15 business days’ prior written notice of its intent to reduce or terminate the Credit Facility.

Voluntary cancellations made pursuant to the preceding paragraph shall be applied to reduce future Scheduled Repayments on a pro rata basis.

Mandatory Prepayments:	1. Sale and Total Loss

Upon the sale, total loss or other disposition of any Collateral Vessel, the Loan related to such Collateral Vessel shall be repaid and cancelled in its entirety.

2. Change of Control

The Borrower shall prepay the Credit Facility within 60 days thereafter if:

(i) any of the Guarantors ceases to be owned 100% by the Borrower;

(ii) a “Person” or “Group” (within the meaning of Sections 13(d) and 14(d)(2) under the Exchange Act, as in effect on the Closing Date), other than any holders of the Borrower’s Equity Interests as of the date of this agreement, becomes the ultimate “beneficial owner” (as so defined in Rulesl3(d)-3 and 13(d)-5 under the Exchange Act) and including by reason of any change in the ultimate “beneficial owner” of the Equity Interests of the Borrower of more than 35% of the total voting power of the voting stock of the power (calculated on a fully diluted basis);

(iii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of the Borrower cease for any reason to constitute at least 35% of the members of such Board of Directors.

III. Other Terms Applicable to Credit Facility

Guarantees:	Each Guarantor shall be required to provide an unconditional and irrevocable on-demand guarantee of all amounts owing under the Finance Documents (collectively, the “Guarantees”). The Guarantee shall contain terms and conditions satisfactory to the Administrative Agent and the Lenders and customary for transactions of this type. The Guarantees shall be guarantees of payment and not of collection.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Security:	(x) All amounts owing under the Credit Facility and (y) all obligations under the Guarantees to be secured by:

	(1)	The Guarantees.

	(2)	A first priority pledge by the Borrower over all the shares in the Guarantors.

	(3)	A first preferred cross-collateralized mortgage in all Collateral Vessels.

	(4)	A first priority assignment of all insurances over the Collateral Vessels, such assignment to be notified to and acknowledged by the insurers (to the extent required by applicable law).

	(5)	A first priority assignment of all earnings from the Collateral Vessels and any sums whatsoever payable to the Collateral Vessels under or pursuant to a pool agreement as the case may be.

	(6)	A first priority assignment of any existing or future time charter contracts in excess of 12 months in respect of the Collateral Vessels to the extent that this can be obtained by the Borrower using its commercially reasonable efforts to do so. Such assignment to be notified to, and acknowledged, to the extent possible, by the relevant charterers. Charters in excess of 18 months to be subject to Required Lenders prompt approval, not to be unreasonably withheld.

	(7)	A letter of subordination from the technical and commercial managers of the Collateral Vessels.

	(8)	A first priority pledge of the Earnings Account and the Retention Account (as defined below).

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraphs shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and customary for transactions of this type, shall effectively create first priority security interests in the property purported to be covered thereby.

Earnings Account:	The Borrower shall open and maintain for the duration of the Credit Facility one bank account in its name with the Account Bank (the “Earnings Account”) and shall procure that all hires, freights, income, insurance proceeds and other sums payable in respect of each Collateral Vessel are credited to the Earnings Account.

The amounts in the Earnings Account shall be freely available to the Borrower and its subsidiaries provided that no default has occurred and no notice has been given to the Borrower by the Administrative Agent that such amounts shall not be freely available.

Retention Account:	The Borrower shall open and maintain for the duration of the Credit Facility one bank account in its name with the Account Bank (the “Retention Account”) and shall procure that, from the fiscal quarter immediately following the fiscal quarter of the first drawdown under the Credit Facility, on the 21st day of each month 1/3rd of the next

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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scheduled repayment and interest due under the Facility is transferred from the Earnings Account to the Retention Account

The amounts in the Retention Account shall be available for the payment of interest and the repayment of the Facility only.

Interest Periods:	The first interest period of each Loan shall start on the drawing date and end on the first scheduled repayment date of that Loan and each subsequent interest period for that Loan shall be for a period of three (3) months, or such other period as the Administrative Agent may, with the authorization of all the Lenders, agree with the Borrower (the “Interest Period”).

Interest Rate:	The rate of interest on each Loan in respect of an Interest Period is the percentage rate per annum which is the aggregate of:

(i) the Applicable Margin;

(ii) LIBOR; and

(iii) mandatory costs (if any)

“Applicable Margin” shall mean 2.925% per annum.

Interest on a Loan shall be paid on the last day of the Interest Period relating to such Loan. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period. All calculations of interest, Commitment Fee and other fees shall be based on a 360-day year and actual days.

Commitment Fee:	A commitment fee (the “Commitment Fee”), computed at a rate per annum equal to 40% of the Applicable Margin, which shall accrue from the Closing Date and until the Commitment Termination Date and shall be calculated on the unutilized commitments of each Lender under the Credit Facility shall be due and payable quarterly in arrears on the last day of each fiscal quarter and on the Commitment Termination Date (or such earlier date upon which the Credit Facility is terminated).

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the applicable interest rate borne by the Loans. Such interest shall be payable on demand.

Break Cost:	If any Loan is prepaid on any date other than the last day of the interest period applicable thereto it will be subject to payment by the Borrower of customary breakage costs.

Upfront Fee:	As per separate letter.

Conditions Precedent:	Customary for transactions of the kind contemplated by this Term Sheet, including, but not limited to, the following:

A. To the Closing Date

(1) All terms of, and the documentation for, each relevant component of the transaction shall be reasonably satisfactory in form and substance to the Administrative Agent and the

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Lenders, and such documentation shall be in full force and effect. All conditions precedent to the consummation of the Credit Facility as provided in the documents relating thereto shall be satisfied or waived. The Credit Facility shall be consummated in accordance with the documentation therefore and all applicable laws.

(2)	Since December 31, 2013, nothing shall have occurred (and neither the Administrative Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Lenders shall determine has had, or is reasonably likely to have, a material adverse effect (v) on the rights or remedies of the Lenders, (w) on the performance of any of the Obligors, or the Obligors taken as a whole, to perform its or their obligations to the Lenders, (x) with respect to the Credit Facility or (y) on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of any of the Obligors (each, a “Material Adverse Effect”).

(3)	The Administrative Agent shall have received relevant legal opinions from counsel (including, without limitation, local counsel and special maritime counsel), in agreed form to the Lenders.

(4)	The Administrative Agent and the Lenders shall have been provided with all information and documentation requested in order to carry out and be reasonably satisfied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Facility.

(5)	All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, due and payable to the Lead Arrangers, the Bookrunners, the Coordinating Bank, the Administrative Agent and the Lenders or otherwise payable in respect of the Credit Facility, shall have been paid to the extent due.

(6)	All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Credit Facility and the transactions otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Lenders, restrains, prevents, or imposes materially adverse conditions upon the consummation of the Credit Facility or the transactions otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Credit Facility or the transactions otherwise referred to herein.

(7)	All relevant constitutional and corporate documentation from the Obligors, which shall be certified to by an authorized officer of the Borrower.

(8)	Delivery of all required Financial Information.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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(9)	Earnings Account and Retention Account duly established.

(10)	No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Credit Facility or any document executed in connection therewith or which the Lenders shall determine has had, or is reasonably likely to have, a Material Adverse Effect.

(11)	After giving effect to the Credit Facility, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its subsidiaries.

B. To each delivery date for each respective Collateral Vessel

(1)	All terms of, and the documentation for, each component of the Transaction shall be reasonably satisfactory in form and substance to the Lenders, and such documentation shall be in full force and effect. All conditions precedent to the consummation of the Transaction as provided in the documents relating thereto shall be satisfied or waived. The Transaction shall be consummated in accordance with the documentation thereof and all applicable laws.

(2)	The Guarantees and the Security Agreements in relation to the relevant Collateral Vessel required hereunder shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Lenders and the Lenders shall have a first priority perfected security interest in the property purported to be covered thereby, with such exceptions as are reasonably acceptable to all Lenders.

(3)	The Administrative Agent shall have received (i) evidence that all sums due to the builder set forth opposite the relevant Collateral Vessel under the heading “Shipyard” in Annex I hereto in relation with the relevant Collateral Vessel have been paid or will be financed from the relevant Loan proceeds (ii) copy of the commercial invoice and of the protocol of delivery and acceptance of the relevant Collateral Vessel, (iii) certificates of ownership from the appropriate authorities showing the registered ownership and certificates of class from the appropriate classification societies showing the notations of the relevant Collateral Vessel, (iv) results of maritime registry searches with respect to the relevant Collateral Vessel, which results shall be acceptable to the Administrative Agent and (v) a report, in form and scope acceptable to the Administrative Agent, from BMS Group Ltd or other insurance broker acceptable to the Administrative Agent with respect to the insurance maintained in respect of the relevant Collateral Vessel, together with a certificate from such brokers certifying that such insurances (x) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as is acceptable to the Administrative Agent and (y) conform with requirements of the Credit Facility and/or mortgage taken for the benefit of the Lenders in the respective Collateral Vessel.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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(4)	Acceptable management agreements being in place with approved vessel manager for the commercial and technical management of the Collateral Vessel.

(5)	Since December 31, 2013, nothing shall have occurred (and neither the Administrative Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Lenders shall determine has had, or is reasonably likely to have, a Material Adverse Effect (v) on the rights or remedies of the Lenders, (w) on the performance of any of the Obligors, or the Obligors as a whole, to perform its or their obligations to the Lenders, (x) with respect to the Credit Facility or (y) on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Obligors.

(6)	No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Borrower or any of its subsidiaries which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(7)	The Administrative Agent shall have received relevant legal opinions from counsels acceptable to the Administrative Agent and all Lenders.

(8)	All relevant corporate documentation from the Obligors.

(9)	All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, due and payable to the Lead Arrangers, the Administrative Agent and the Lenders or otherwise payable in respect of the Transaction, shall have been paid to the extent due.

(10)	All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction and the transactions otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Administrative Agent, restrains, prevents, or imposes materially adverse conditions upon the consummation of the Transaction or the transactions otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions otherwise referred to herein.

(11)	Following the consummation of the Transaction, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of any Obligor.

(12)	All representations and warranties shall be true and correct on and as of the date of the respective borrowing or issuance (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct as of the respective date or for the respective period, as

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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the case may be), before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date.

	(13)	No event of default under the Credit Facility, or event which with the giving of notice or lapse of time or both would be an event of default under the Credit Facility, shall have occurred and be continuing, or would result from such borrowing or issuance.

	(14)	After giving effect to the Credit Facility, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its subsidiaries.

	(15)	The Administrative Agent shall have received appraisal reports of recent date from two Approved Brokers (as defined in Annex II), stating the then current fair market value of the relevant Collateral Vessel on an individual charter-free basis. If an Approved Broker provides a range of values for a Collateral Vessel, the midpoint of that range shall be used in calculating Fair Market Value. “Fair Market Value” shall mean the arithmetic mean of the above appraisals provided that, if the appraisal reports from the two Approved Brokers differ by more than 10% of the higher appraisal, then the Security Trustee shall appoint a third Approved Broker, at the Borrower’s cost, and the Fair Market Value shall then be the arithmetic mean of the valuations obtained from the three Approved Brokers.

Representation and Warranties:	Customary for transactions of the kind contemplated by this Term Sheet, including, but not limited to, the following to be made by the Borrower or the Guarantors (as the case may be) to the Lenders:

	(1)	Corporate Status and Ownership. Each of the Obligors is a corporation or a limited liability company, duly organized and validly existing under the laws of its jurisdiction of formation or incorporation and registration, and has the power to own its assets and carry on its business as presently conducted.

	(2)	Powers and authority. Each of the Obligors has the power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, performance and delivery of the Finance Documents, and the transactions contemplated therein.

	(3)	Legal validity and enforceability. The Finance Documents constitute (or will, when executed by the respective parties thereto, constitute) legal, valid and binding obligation of such parties, enforceable in accordance with its terms and, save as provided for therein and/or as have been or shall be completed prior to the Initial Borrowing Date, no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the Finance Documents enforceable against the Obligors and the Security Agreements to constitute valid and enforceable first priority security in accordance with their terms.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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(4)	Non-conflict. The entry into and performance by each of the Obligors of the Credit Facility and the Security Agreements and the transactions contemplated thereby do not and will not conflict with:

(a) Any present law or regulation or judicial or official order applicable to it;

(b) Its articles of incorporation, by-laws or other constitutional documents; or

(c) Any document or agreement, which is binding on the Obligor.

(5)	No Default. No default exists or might result from the making of any of the Loans and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on an Obligor or any of its assets, and which may have a Material Adverse Effect on the ability of the Obligor to perform its obligations under the Finance Documents.

(6)	Authorizations and consents. All authorizations and consents required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by the Credit Facility, and for the Obligor to carry on its business as presently conducted, have been obtained and are in full force and effect, or will be obtained prior to the Initial Borrowing Date.

(7)	Financial and other information. The accounts of the Borrower and its subsidiaries most recently delivered to the Administrative Agent (x) have been prepared in accordance with US GAAP for the Borrower and otherwise generally accepted accounting principles of the jurisdiction of incorporation of such company consistently applied and (y) fairly represent the financial condition of the Borrower and its subsidiaries, as at the date on which they were drawn up and (z) there has been no Material Adverse Effect since the date on which those accounts were drawn up, which might reasonably be expected to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Credit Facility. All financial documents and information relating to the Borrower and the subsidiaries or otherwise relevant to the matters contemplated by the Credit Facility which have been supplied by or on behalf of the Borrower are complete and, as at the date of such documents or information, correct in all material respects, and the Borrower has not omitted to disclose to the Administrative Agent any off-balance sheet liabilities or other information, documents or agreements which, if disclosed, could reasonably be expected to affect the decision of the Lenders to enter into the Credit Facility.

(8)	Litigation. No litigation, arbitration or administrative proceedings are pending or, to any Obligor’s knowledge, threatened against any Obligor which might, if adversely

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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determined, be reasonably expected to have a Material Adverse Effect on its ability to perform its obligations under the Credit Facility.

(9)	No money laundering. Each Obligor is acting for its own account and not as lender or trustee or in any other capacity whatsoever on behalf of any third party in relation to the Loans and in relation to the performance and the discharge of its obligations and liabilities under the Credit Facility and the transactions and other arrangements effected or contemplated therein, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union).

(10)	Compliance with laws and Environmental Claims. Except as may already have been disclosed by any Obligor in writing to, and acknowledged in writing by, the Administrative Agent acting with the consent of the Required Lenders (i) the Obligor’s are in compliance with the provisions of all material laws, including without limitation all material Environmental Laws; and (ii) no material Environmental Claims are pending or, to such Obligors’ knowledge, threatened against any of the Obligors and to such Obligors’ knowledge, no incident, event or circumstance has occurred which may give rise to such an Environmental Claim. Each of the Obligors shall be in compliance with the ISM Code and the ISPS Code (to the extent applicable in the discretion of the Administrative Agent).

(11)	Payment of taxes. Each of the Obligors has fully paid, when due, any and all taxes incurred to date in connection with the operation of its business, ownership or use of any of its assets, and conduct of its affairs on its premises, except for income and property taxes and assessments which are being contested in good faith and with due diligence, with adequate cash reserves in excess of the contested tax balances, in which case such balances will be paid before any tax liens falls due.

(12)	No deductions. None of the Obligors is required to make any deduction or withholding from any payment, which it may become obliged to make to any of the Lenders under the Credit Facility.

(13)	Pari passu ranking Each of the Obligors’ payment obligations under the Credit Facility rank at least pan passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally.

(14)	Ownership. The Borrower shall directly or indirectly own all the shares in each of the Guarantors which shall be the owners of each of the Collateral Vessels.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Other Covenants:	Customary for transactions of the kind contemplated by this Term Sheet, including, but not limited to, the following covenants set forth below, which shall remain in full force and effect from the Closing Date until the Maturity Date or such date on which the Credit Facility is terminated and all indebtedness owing thereunder has been repaid:

	(1)	Financial Information (Year-end). The Borrower shall provide to the Administrative Agent as soon as reasonably practicable and in any event within 120 days after the end of each financial year the audited annual consolidated accounts of the Borrower and its subsidiaries and unconsolidated accounts of each of the Guarantors, including balance sheet, cash flow and profit and loss statement for that financial year.

	(2)	Financial Information (Quarterly). The Borrower shall provide to the Administrative Agent as soon as reasonably practicable and in any event within 60 days after the end of March 31, June 30, September 30 and December 31 of each financial year, the unaudited consolidated accounts of the Borrower for that financial quarter.

	(3)	Financial Information (Other). The Borrower shall provide to the Administrative Agent such other information in respect of the business, properties or condition, financial or otherwise, of the Borrower, the Guarantors or any of its subsidiaries as the Administrative Agent may from time to time reasonably request.

	(4)	Financial Information (Cash Flow Projections, Etc.). The Borrower shall provide to the Administrative Agent as soon as reasonably practicable and in any event within 90 days after December 31 each calendar year, cash flow projections (including statement of profit and loss, balance sheet and statement of cash flows) for the Borrower and its subsidiaries (on a consolidated basis) for the following four calendar years.

	(5)	Compliance Certificates. The Borrower shall provide to the Administrative Agent, on a quarterly basis together with the financial information, Compliance Certificates (including supportive schedules) signed by an authorized officer of the Borrower enabling the Administrative Agent to determine and to monitor the Borrower’s compliance with the “Financial Covenants” (described below).

	(6)	Information — Miscellaneous. The Borrower shall provide to the Administrative Agent promptly upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against it or any of the Guarantors and which might, if adversely determined, be reasonably expected to have a Material Adverse Effect on the ability of any of the Obligors to perform its obligations under the Credit Facility.

	(7)	Notification of Default. The Borrower shall notify the Administrative Agent of any Default, which occurs (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (I) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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(8)	Notification of certain events. The Borrower shall promptly notify the Administrative Agent of (i) any accident to any Collateral Vessel involving repairs the cost of which is likely to exceed $2.5 million (or the equivalent amount of any other currency), (ii) a total loss, whether actual, constructive or compromised, (iii) the occurrence of any environmental claim in excess of $2.5 million (a “Material Environmental Claim”) against the Borrower, any Guarantor or any Collateral Vessel, or any incident in excess of $2.5 million (a “Material Incident”) , event or circumstances which may give rise to any such Material Environmental Claim and (iv) any capture, seizure, arrest, confiscation or detention of any Collateral Vessel or the exercise or purported exercise of any lien on any Collateral Vessel, its insurances or earnings.

(9)	Total Loss. In the event of a total loss, the Borrower shall, within 180 days after the total loss date, obtain and present to the Administrative Agent a written confirmation from the relevant insurers that the claim relating to the total loss has been accepted in full, and the insurance proceeds shall, as soon as they are released, be paid to the Administrative Agent and applied in prepayment of the Credit Facility as required under the heading “Scheduled Repayments” above.

(10)	Ownership. Each Guarantor shall at all times be 100% owned, directly or indirectly, by the Borrower and each Collateral Vessel shall at all times be 100% owned by the relevant Guarantor.

(11)	Class. Each Vessel Owner shall procure that the relevant Collateral Vessel is classified by an Approved Classification Society and maintained in the highest class, free of any overdue recommendations, with a classification society acceptable to the Lenders, and at all times comply with the rules and regulations of the relevant classification society applicable to it. Furthermore, each Vessel Owner shall at all times ensure compliance with all applicable international conventions and regulations. In particular, each Vessel Owner shall ensure compliance with the ISM-Code and the ISPS-Code (to the extent applicable in the discretion of the Administrative Agent) and shall ensure that any charterer of any Collateral Vessel and any company performing management services on behalf of any of the Vessel Owners or its subsidiaries complies with said conventions and regulations.

(12)	Repair and compliance with laws. Each Vessel Owner shall procure that each Collateral Vessel is kept in a good and safe condition and state of repair consistent with prudent ownership and “best in class” management practice. Each Vessel Owner shall procure compliance with all Environmental Laws and all other laws and regulations relating to the Collateral Vessels, its ownership, operation and management or to the business of each Vessel Owner, and with its articles of association.

(13)	Flag, name and registry. Neither the Vessel Owner nor any charterer/contractor shall change the flag, name or registry of

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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any Collateral Vessel, or register any Collateral Vessel simultaneously in more than one registry, without the prior written consent of all Lenders (not to be unreasonably withheld or delayed).

(14)	Management. Any reputable company proposed by the Borrower, which the Required Lenders (respectively all Lenders for the commercial manager) may reasonably approve from time to time as the technical and /or commercial manager shall continue to perform management services in respect of the Collateral Vessels, and no material changes in such management shall be made without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld. For the avoidance of doubt Scorpio Services Holding Ltd, Scorpio Commercial Management S.A.M., Scorpio Ship Management S.A.M. and Zenith A.S. or their affiliates are and are deemed to be managers approved by the Administrative Agent.

(15)	Class records and Inspections. Each Vessel Owner shall instruct the classification society to send to the Administrative Agent, following receipt of a written request from the Administrative Agent, copies of all class records held by the classification society in relation to the Collateral Vessels. The Lenders shall have the right to inspect each Collateral Vessel once a year at the Borrower’s cost and without interfering with the operation such Collateral Vessel. If an Event of Default occurs and during the continuance of an Event of Default the Lenders are entitled to inspect each Collateral Vessel at all reasonable times at the Borrower’s cost.

(16)	Performance of Finance Documents. Each Obligor shall perform all of its obligations under the Finance Documents at the times, in the manner and upon the terms set out therein.

(17)	Payment of taxes. Each Obligor shall duly and punctually pay and discharge all taxes imposed on it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith and/or payment can be lawfully withheld and (ii) adequate reserves are being maintained for those taxes).

(18)	Transactions with affiliates. Each Obligor shall procure that all transactions entered into with an affiliate is made on terms no less favorable than could otherwise be obtained on arms-length basis.

(19)	Limitations on Indebtedness. None of the Vessel Owners shall incur any indebtedness (including contingent liabilities) other than:

(a) Indebtedness incurred pursuant to the Credit Facility;

(b) Indebtedness incurred in the ordinary course of business provided that such indebtedness does not give rise to liens securing amounts more than 30 days overdue;

(c) Existing indebtedness outstanding on the Closing Date which is disclosed to, and acceptable to, the Required

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Lenders; and

(d) Intercompany loans and advances, (if such are granted to the Vessel Owners such loans being subordinated and unsecured to the Credit Facility);

(20)	Limitations on Liens. None of the Vessel Owners shall permit any liens other than those created under any of the Security Agreements or permitted liens as set for in the Credit Facility;

(21)	Limitations on opening of bank accounts. Any bank account in the name of a Guarantor shall be opened with the Account Bank;

(22)	Disposal restrictions. The Borrower shall not and shall ensure that no Guarantor will either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, without the prior written consent of the Required Lenders, sell, transfer, grant or lease out or otherwise dispose of the whole or a substantial part of its assets (including, without limitation, any Collateral Vessel), or sell, transfer, grant or lease out or otherwise dispose of any of its assets other than at market value and on arms length terms.

(23)	Change of business. The Borrower will not, and will ensure that none of the Guarantors will, without the prior written consent of the Required Lenders, engage in any business other than the businesses in which they are engaged as of the Closing Date and activities directly related thereto, and similar or related business. The Borrower will not, and will ensure that no Guarantor will, without the prior written consent of the Required Lenders, change its type of organization or jurisdiction.

(24)	Change of financial year. The Borrower will not, without the prior written consent of the Required Lenders, change its financial year.

(25)	Investment Restrictions. The Borrower and the Guarantors shall not make any investments and acquisitions unless (i) after giving effect to any such investment, the Borrower and the Guarantors are in pro forma compliance with the Financial Covenants referred to below and (ii) no default or event of default exists at the time of incurrence thereof or would result therefrom. None of the Vessel Owners shall make any further investments or acquisitions, except for any capital expenditure or investments related to ordinary upgrade or maintenance work of the Collateral Vessels.

(26)	Financial Support. None of the Vessel Owners shall procure any financial support (including contingent support) other than:

(a) Financial support incurred pursuant to the Credit Facility;

(b) Existing financial support outstanding on the Closing Date which is disclosed to, and acceptable to, the Required Lenders; or

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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(c) Financial support consented to by the Required Lenders.

Insurances:	The Borrower shall procure that each Collateral Vessel is insured as appropriate for an internationally reputable major shipping company against such risks including:

(1) Hull and Machinery

(2) Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar vessels),

(3) Hull Interest and/or Freight Interest

(4) War Risk insurances (including terrorism, piracy, hijacking and confiscation)

in such amounts, on such terms as the Administrative Agent may approve (such approval not to be unreasonably withheld) and with such insurance brokers and insurers as the Administrative Agent may reasonably approve.

The insured value of each Collateral Vessel shall at all times be equal to or greater than its Fair Market Value, and the aggregate insured value of all Collateral Vessels shall be equal to or greater than 110% of the outstanding Loans under the Credit Facility.

Furthermore, the Hull and Machinery insured value of each Collateral Vessels shall at all times cover 80% of its Fair Market Value, and the aggregate Hull and Machinery insured value of all Collateral Vessels shall be equal to or greater than the total commitment under the Credit Facility, while the remaining cover may be taken out by way of Hull and Freight Interest insurances.

In addition, the Borrower shall reimburse the Administrative Agent for the cost of Mortgagees Interest Insurance and Mortgagees Additional Perils which the Administrative Agent will take out on these Collateral Vessels upon such terms and in such amounts as the Administrative Agent shall deem appropriate.

The loss payable clause to be in excess of $1 million and standard letters of undertaking to be executed.

Financial Covenants:	The following financial covenants shall apply to the Borrower and the Guarantors on a consolidated basis and shall be measured on a quarterly basis unless otherwise provided for in the clause (iv) below (definitions set forth below in this section are given in Annex III).

(i) Minimum Liquidity. Cash and Cash Equivalents shall at all times be the greater of (i) $50 million or (ii) $850,000 per vessel (the “Minimum Liquidity”). For the relevance of this test cash and Cash Equivalents can include unutilized and freely available parts of revolving credit facilities with a maturity date in excess of 12 months provided that 66-2/3% of the Minimum Liquidity shall at all times consist of cash.

(ii) Minimum Tangible Net Worth. The Borrower shall maintain a Consolidated Tangible Net Worth of not less than

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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$500,000,000 plus (a) 25% of the Borrower’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after December 31, 2013 and (b) 50% of the value of the equity proceeds realized from any issuance of equity interests in the Borrower occurring on or after December 31, 2013.

(iii) Maximum Leverage. The ratio of Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00, to be tested on the last day of each fiscal quarter.

(iv) Minimum Interest Coverage. From September 30, 2015 to December 31, 2016 the ratio of Consolidated EBITDA to Consolidated Net Interest Expense calculated on a quarterly basis shall be greater than 1.00 to 1.00; thereafter the ratio of Consolidated EBITDA to Consolidated Net Interest Expense calculated on a four quarter trailing basis shall be greater than (a) from January 1, 2017 to December 31, 2017, 2.00 to 1.00; and (b) at all other times thereafter, 2.50 to 1.00.

Should after the Closing Date the US GAAP requirements materially change so as to impact the Financial Covenants, the Borrower and Lenders shall discuss the required amendments to the Financial Covenants so as to reflect the aforementioned changes.

Collateral Maintenance:	The aggregate Fair Market Value of all Collateral Vessels then acting as security for the Credit Facility shall at all times be at least 140% of the sum of the then aggregate outstanding principal amount of Loans (the “Collateral Maintenance Test”) provided that, any such non-compliance shall not constitute an event of default as long as within 30 days from the date the Administrative Agent has notified the Borrower in writing of the occurrence of such non compliance, the Borrower shall either (i) post additional collateral (“Additional Collateral”) reasonably satisfactory to all the Lenders in favor of the Security Trustee (it being understood that cash collateral comprised of U.S. Dollars is satisfactory and that it shall be valued at par), pursuant to security documentation reasonably satisfactory in form and substance to the Security Trustee, in an aggregate amount sufficient to cure such non-compliance (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) reduce Loans in an amount sufficient to cure such non-compliance.

The Borrower shall provide vessel valuations from two Approved Brokers on a semi-annual basis together with compliance certificate at its own expense.

The Lenders may request an assessment of the Fair Market Value of the Collateral Vessels at any time; such assessment shall be at Borrower’s cost only if Additional Collateral is required to pass the Collateral Maintenance Test.

Dividends Restrictions:	The Borrower may (i) pay dividends (or make other distributions to its shareholders) and/or (ii) buy-back its own common stock, provided, that (x) no Event of Default at the time of incurrence thereof or would result therefrom is then in existence and (y) after giving effect to such payment, the Borrower and its subsidiaries are in compliance with the Financial Covenants.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Documentation:

The Lenders’ commitment hereunder will be subject to the negotiation, execution and delivery of satisfactory finance documents (and related security documents, guarantees and other supporting documentation) consistent with the terms herein (including without limitation; set-off, gross-up, market disruption, clear market, cost of funds, defaulting banks, capital adequacy, reserves, funding losses, illegality, withholding taxes, increased costs, mitigation, indemnities, disclosure of information, bribery, enforcement and pro rata sharing, severability, notices, costs/expenses (including value added taxes or other taxes (if applicable)), relationship between Administrative Agent and Lenders, calculations and certificates, amendments and waivers etc.). For the avoidance of doubt, the increased cost include, amongst other things, costs resulting from the changes introduced as part of the legislative package known as CRD IV.

Events of Default:	Those events of default that are usual, customary and appropriate under the circumstances, including, without limitation;

	(1)	Non-payment. Each of the Obligors does not pay on the due date an amount payable by it under the Credit Facility and the Guarantees, provided that if, such failure to pay has arisen as a consequence of an administrative or technical error only, then such event shall not be an Event of Default unless such failure continues for a period in excess of three business days.

	(2)	Breach of other obligations. Each of the Obligors does not comply with provision of the Credit Facility (i.e., Representation and Warranties, Covenants, Financial Covenants, Etc.) provided that if such non-compliance is, in the reasonable opinion of the Administrative Agent, capable of remedy: (i) the Administrative Agent notifies the Borrower of such non-compliance; and (ii) such non-compliance remains unremedied for a period exceeding thirty (30) days. For the avoidance of doubt, a breach of Insurances covenants is not capable of remedy.

	(3)	Misrepresentation. A representation, warranty or statement made or repeated in or in connection with the Credit Facility or in any document delivered by or on behalf of any of the Obligors under or in connection with the Credit Facility was incorrect or misleading in a material respect when made or deemed to be made or repeated.

	(4)	Cross-default. A material event of default occurs and is continuing (subject to any applicable remedy period having expired) under any agreement or document to which any of the Obligors is a party related to financial indebtedness where the aggregate amount outstanding exceeds $5 million.

	(5)	Liens. A maritime or other lien (not being a lien for crew’s wages, salvage or a lien arising solely by operation of law and/or in the ordinary course of business), arrest, distress or similar charge is levied upon, or against any Collateral Vessel, its insurances or the earnings and is not discharged within thirty (30) days after any of the Obligors became aware of the same, or unless the Lenders have been provided with additional security in such form and for such amounts as the Lenders may require.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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(6)	Loss of property. Any part of a Guarantor’s or substantial part of the Borrower’s assets is destroyed, abandoned, seized, appropriated or forfeited for any reason provided, in the reasonable opinion of the Administrative Agent, that such occurrence would adversely affect any of the Obligor’s abilities to perform its obligations under the Credit Facility and the Guarantees.

(7)	Insolvency. An order of a competent court or an event analogous thereto is made or any effective resolution passed with a view to the bankruptcy, commencement of composition proceedings, debt negotiations, liquidation, winding-up or similar event of the Borrower or a Guarantor .

(8)	Admittance of non-payment. The Borrower or a Guarantor is unable or admits in writing its inability to pay its lawful debts as they fall due.

(9)	Termination of Business. The Borrower and the Guarantors cease or threaten to cease to carry on their business or materially change their business, whether by one or a series of transactions.

(10)	Authorizations and consents. Any authorization or consent required in connection with the entry into, performance, validity or enforceability of the Finance Documents, or any of the transactions contemplated thereby, is revoked, terminated or modified, or otherwise ceases to be in full force and effect.

(11)	Impossibility or illegality. It becomes impossible or unlawful for the Borrower or a Guarantor to fulfill any of the terms of the Finance Documents, for the Administrative Agent to exercise any right or power vested in it under the Finance Documents.

(12)	Prohibited Persons. An Obligor is owned directly or indirectly by a Prohibited Person, or any property subject to any security interest constituted by a finance document has been derived from any unlawful activity.

“Prohibited Person” shall mean any person with whom transactions are currently prohibited or restricted under the United States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (“OFAC”), any other United States of America government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:

(a) the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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	(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

	(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005; and the United Nations Consolidated List established and maintained by the 1267 Committee.

(13)	Material adverse change. Any event or series of events occurs which, in the reasonable opinion of the Required Lenders, may have a Material Adverse Effect.

(14)	Failure to comply with final judgment. The Borrower and any of the Guarantors fails (within 10 business days after becoming obliged to do so) to comply with or pay any sum in an amount exceeding $2.5 million (or the equivalent in any other currencies) due from it under any final judgment or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Borrower is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Lenders) that the insurers will be able to make such payment within thirty (30) days.

(15)	Erisa Event.

(16)	Acceleration. On and at any time after the occurrence of an Event of Default (unless remedied during any applicable remedy period), the Administrative Agent may, and shall if so directed by the Required Lenders, by notice to the Borrower:

	(a)	Immediately cancel the Credit Facility whereupon it shall be immediately be cancelled; and/or;

	(b)	Declare that all or part of the Credit Facility, together with accrued interest, and all other amounts accrued or outstanding under the Credit Facility be immediately due and payable, whereupon they shall become immediately due and payable;

	(c)	Declare that all or part of the Credit Facility be payable on demand, whereupon it shall immediately become payable on demand by the Administrative Agent on the instructions of the Required Lenders; and/or

	(d)	Without prejudice to any other rights of the Lenders, with or without notice to the Borrower, take such other action as is available to them under the Credit Facility.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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Amendment or Waivers:	Any terms of the Credit Facility and the Security Agreements may be amended or waived only with the written consent of the respective parties thereto and the Required Lenders, and any such amendment will be binding on all parties provided, that, any such amendment to or waiver that has the effect of changing or which relates to; (i) the definition of “Required Lenders”, (ii) an extension of the date of any payment of any amount under the Credit Facility, (iii) a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission, (iv) an increase in or extension of any Lenders’ commitment, (v) a term which expressly requires the consent of all the Lenders, (vi) a proposed substitution or replacement of any of the Obligors, (vii) any Security Agreement (including any release thereof), (viii) a Change of Control, or (ix) the definition of Collateral Maintenance clause, except as expressly provided herein, shall not be made without the prior written consent of all the Lenders. The Administrative Agent may effect, on behalf of any Lender, any amendment or waiver permitted by this clause.

The Borrower shall (for its own cost) have the right, in the absence of a default or event of default, to replace any Lender under the Credit Facility that refuses to consent to certain amendments or waivers of the Credit Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders.

An amendment or waiver which relates to the rights or obligations of the Administrative Agent may not be effected without the consent of the Administrative Agent.

Changes to the Parties:	The Obligors may not assign, transfer or dispose of any of, or any interest in, its rights and/or obligations under the Credit Facility.

Before the Original Borrowing Date, a Lender may, subject to (i) the consent of, and without incurring any additional cost for, the Administrative Agent and the Borrower (unless the transfer is to another affiliate), (ii) a minimum transfer of $10 million and (iii) payment to the Administrative Agent of a $5,000 assignment fee, which consent shall not be unreasonably withheld or delayed and which shall be deemed to have been given fifteen business days after being sought unless expressly refused within that period, transfer all or any of its rights and/or obligations under the Credit Facility to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in asset finance loans or other related products.

On or after the Original Borrowing Date, a Lender may, after consultation with the Borrower and subject to (i) the consent of, and without incurring any additional cost for, the Administrative Agent (unless the transfer is to another affiliate), (ii) a minimum transfer of $10 million and (iii) payment to the Administrative Agent of a $5,000 assignment fee, which consent shall not be unreasonably withheld or delayed and which shall be deemed to have been given fifteen business days after being sought unless expressly refused within that period, transfer all or any of its rights and/or obligations under the Credit Facility to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in asset finance loans or other

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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related products.

Market Disruption:	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Margin and (y) the rate notified to the Administrative Agent by that Lender, which expresses the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

“Market Disruption Event” shall mean (i) if LIBOR is not available or (ii) the Administrative Agent receives notifications from a Lender or Lenders whose participations in the Loan exceed 50% of the Loan that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

Indemnification:	The documentation for the Credit Facility will contain customary indemnities for the Administrative Agent and the Lenders, other than as a result of such indemnified party’s gross negligence or willful misconduct.

“Know Your Customer”:	The Borrower, Guarantors and each Lender shall supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order to carry out and be satisfied with all necessary “know your customer” (“KYC”) or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Facility and shall satisfy all internal compliance policies of the Administrative Agent or any Lender related to KYC checks.

Governing Law:	The Credit Facility shall be governed by New York law. The Security Agreements shall be governed by the relevant law.

Jurisdiction	The courts of the state of New York located in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the Credit Facility and any dispute shall be referred to such New York courts as the court of first instance provided however that, no Lender or the Security Trustee shall be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction.

The above terms and conditions remain subject to acceptable documentation. Please note further that the entering by the Lenders into any facility agreement requires (1) prior receipt by the Lenders of duly executed account opening forms, both in form and substance satisfactory to the Lenders and (2) anti-money laundering requirements being met.

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ANNEX I

COLLATERAL VESSELS

	Collateral				Contract
#	Vessels	Vessel Owner	Type	DWT	Delivery Date	Hull No	Shipyard	Contract Price	Loan Amount

1	SBI Bravo	SBI Bravo Shipping Company Ltd	Ultramax Bulk Carrier	61,000	16 March 2015	NE180	NACKS	$27,520,000	$15,000,000
2	SBI Antares	SBI Antares Shipping Company Ltd	Ultramax Bulk Carrier	61,000	16 March 2015	NE181	NACKS	$27,520,000	$15,000,000
3	SBI Maia	SBI Maia Shipping Company Ltd	Ultramax Bulk Carrier	61,000	30 September 2015	NEI 82	NACKS	$27,520,000	$15,000,000
4	SBI Hydra	SBI Hydra Shipping Company Ltd	Ultramax Bulk Carrier	61,000	30 September 2015	NE183	NACKS	$27,520,000	$15,000,000
5	SBI Hyperion	SBI Hyperion Shipping Company Ltd	Ultramax Bulk Carrier	61,000	[15 May 2016]	NE194	NACKS	$28,000,000	$15,000,000
6	SBI Tethys	SBI Tethys Shipping Company Ltd	Ultramax Bulk Carrier	61,000	[15 June 2016]	NE195	NACKS	$28,000,000	$15,000,000
7	SBI Leo	SBI Leo Shipping Company Ltd	Ultramax Bulk Carrier	61,000	29 May 2015	DE018	DACKS	$27,520,000	$15,000,000
8	SBI Lyra	SBI Lyra Shipping Company Ltd	Ultramax Bulk Carrier	61,000	31 July 2015	DE019	DACKS	$27,520,000	$15,000,000
9	SBI Subaru	SBI Subaru Shipping Company Ltd	Ultramax Bulk Carrier	61,000	31 August 2015	DE020	DACKS	$27,520,000	$15,000,000
10	SBI Ursa	SBI Ursa Shipping Company Ltd	Ultramax Bulk Carrier	61,000	30 October 2015	DE021	DACKS	$27,520,000	$15,000,000
11	SBI Pegasus	SBI Pegasus Shipping Company Ltd	Ultramax Bulk Carrier	63,500	30 September 2015	CX0651	Chengxi	$26,170,000	$15,000,000
12	SBI Orion	SBI Orion Shipping Company Ltd	Ultramax Bulk Carrier	63,500	30 November 2015	CX0652	Chengxi	$26,170,000	$15,000,000
13	SBI Hercules	SBI Hercules Shipping Company Ltd	Ultramax Bulk Carrier	63,500	31 January 2016	CX0653	Chengxi	$26,170,000	$15,000,000
14	SBI Kratos	SBI Kratos Shipping Company Ltd	Ultramax Bulk Carrier	63,500	[30 April 2016]	TBD	Chengxi	$26,417,500	$15,000,000
15	SBI Samson	SBI Samson Shipping Company Ltd	Ultramax Bulk Carrier	63,500	[30 June 2016]	TBD	Chengxi	$26,417,500	$15,000,000
16	SBI Phoenix	SBI Phoenix Shipping Company Ltd	Ultramax Bulk Carrier	63,500	[30 September 2016]	TBD	Chengxi	$26,417,500	$15,000,000
17	SBI Capoeira	SBI Capoeira Shipping Company Ltd	Kamsarmax Bulk Carrier	82,000	31 July 2015	51228	Hudong-Zhonghua	$28,100,000	$15,000,000
18	SBI Carioca	SBI Carioca Shipping Company Ltd	Kamsarmax Bulk Carrier	82,000	31 October 2015	S1229	Hudong-Zhonghua	$28,100,000	$15,000,000
19	SBI Lambada	SBI Lambada Shipping Company Ltd	Kamsarmax Bulk Carrier	82,000	31 January 2016	S1230	Hudong-Zhonghua	$28,100,000	$15,000,000
20	SBI Macarena	SBI Macarena Shipping Company Ltd	Kamsarmax Bulk Carrier	82,000	31 May 2016	S1231	Hudong-Zhonghua	$28,100,000	$15,000,000
21	SBI Swing	SBI Swing Shipping Company Ltd	Kamsarmax Bulk Carrier	82,000	31 August 2016	S1232	Hudong-Zhonghua	$28,100,000	$15,000,000
22	SBI Jive	SBI Jive Shipping Company Ltd	Kamsarmax Bulk Carrier	82,000	30 September 2016	S1233	Hudong-Zhonghua	$28,100,000	$15,000,000

								$602,522,500	$330,000,000

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ANNEX II

APPROVED BROKERS

Clarkson

RS Platou

Braemar Seascope Limited

Maersk Broker

Fearnleys

Galbraith

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ANNEX III

FINANCIAL COVENANTS DEFINITIONS

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

(c) such other securities or instruments as the Required Lenders shall agree in writing; and in respect of both (a) and (b) above, with a rating category of at least “A+” by S&P and “A” by Moody’s (or the equivalent used by another rating agency) in each case having maturities of not more than ninety (90) days from the date of acquisition.

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Borrower for that accounting period:

(a) plus, to the extent deducted in computing the net income of the Borrower for that accounting period, the sum, without duplication, of:

(i) all federal, state, local and foreign income taxes and tax distributions;

(ii) Consolidated Net Interest Expense;

(iii) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv) expenses incurred in connection with a special or intermediate survey (including any underwater survey done in lieu thereof) of a Ship during such period; and

(v) any drydocking expenses;

(b) minus, to the extent added in computing the consolidated net income of the Guarantor for that accounting period, (i) any non-cash income or non-cash gains and (ii) any extraordinary gains on asset sales not in the ordinary course of business.

“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Borrower determined (without duplication) on a consolidated basis for such period and in accordance with US GAAP consistently applied:

(a) all Financial Indebtedness; and

(b) all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with US GAAP would be shown on the liability side of a balance sheet);

provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt.

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“Consolidated Net Interest Expense” means the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Borrower and all of its subsidiaries during the relevant accounting period less (i) commitment fees, (ii) interest income received and (iii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with US GAAP and as shown in the consolidated statements of income for the Borrower.

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Borrower, minus goodwill.

“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt.

“Financial Indebtedness” means, with respect to any person (the “Debtor”) at any date of determination (without duplication):

(a) all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the Debtor;

(b) all obligations of the Debtor evidenced by bonds, debentures, notes or other similar instruments;

(c) all obligations of the Debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the Debtor (including reimbursement obligations with respect thereto);

(d) all obligations of the Debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e) all capitalized lease obligations of the Debtor as lessee;

(f) all Financial Indebtedness of persons other than the Debtor secured by a security interest on any asset of the Debtor, whether or not such Financial Indebtedness is assumed by the Debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness; and

(g) all Financial Indebtedness of persons other than the Debtor under any guarantee, indemnity or similar obligation entered into by the Debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the Debtor.

The amount of Financial Indebtedness of any Debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described in (f) and (g) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time, and (ii) Financial Indebtedness shall not include any liability for taxes.

“Net Debt” means Financial Indebtedness less cash and Cash Equivalents.